MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is effective as of May 1, 2005, and is made by and among

UCN, Inc., a Delaware corporation (“Buyer”),

And

Telephone Electronics Corporation, a Mississippi corporation (“TEC”),

Transtel Communications, Inc., a Delaware corporation and subsidiary of TEC (“TCI”),

Tel-America of Salt Lake City, Inc., a Utah corporation and subsidiary of TCI (“TAI”),

Extelcom, Inc., a Utah corporation and subsidiary of TCI (“ECI”),

Communication Recovery Services, Inc., a Utah corporation and subsidiary of

  TCI (“CRS”), and

National Network Corporation, a Colorado corporation and subsidiary of TCI (“NNC”),

(TCI, TAI, ECT, CRS, and NNC are collectively referred to as the “Sellers” and individually a “Seller”).

RECITALS

WHEREAS, pursuant to an Asset Purchase Agreement effective May 1, 2005 (the “Asset Purchase Agreement”), the Sellers have agreed to sell to the Buyer, and the Buyer has agreed to purchaser from the Sellers, the assets used by the Sellers in its business of providing telecommunications (the “Business”);

WHEREAS, the Acquired Assets (as that term is defined in the Asset Purchase Agreement) pertaining to the Business will be transferred from Sellers to Buyer at the Closing (as defined in the Asset Purchase Agreement), which will not occur until after the receipt of certain approvals and consents of governmental authorities and others; and

WHEREAS, the Buyer desires to provide management services with respect to the Acquired Assets and the Business related to the Acquired Assets, including continued service to the customers of the Sellers, pending receipt of all approvals (the “Approvals”);

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and mutual promises and covenants contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Any term capitalized herein and not otherwise defined shall have the meaning assigned to it in the Asset Purchase Agreement.

ARTICLE II

APPOINTMENT AND TERM OF THE AGREEMENT

Section 2.1       Appointment.   Each of the Sellers hereby grants to the Buyer on the terms and conditions set forth herein, the right to manage the Business related to the Acquired Assets, including, without limitation, the right to have access to and use of the Acquired Assets during the Term (as defined below).

Section 2.2       Term.   The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire with respect to any Acquired Assets upon the earlier of (a) the Closing Date and (b) such time as the Buyer in its sole discretion may determine to terminate this Agreement; provided, that the Buyer may not terminate this Agreement prior to December 31, 2005.

ARTICLE III

MANAGEMENT OF THE BUSINESS

Section 3.1        Management.   During the Term, the Buyer shall have the right to manage the Business related to the Acquired Assets, including, without limitation, the following:

(a)        The Buyer shall administer all agreements and contracts with customers and vendors, it being expressly agreed and understood, however, that the Buyer shall not, and shall not have the power or authorization, to enter into any new agreements, contracts or commitments in the name of the Sellers, without Sellers’ approval;

(b)        The Buyer shall be responsible for customer service, at its expense; and

(c)        The Buyer shall arrange for customer billing, at its expense, and shall be responsible for the collection of all accounts receivable of the Business related to the Acquired Assets with respect to periods prior to and after the Effective Date.

Notwithstanding the foregoing, the parties agree that the Sellers retain the right and ability to direct the day-to-day control of the Business related to the Acquired Assets and that material documents, checks, budgets, non-recurring expenses and major agreements will be subject to the Sellers’ review. The Buyer agrees to report regularly to the Sellers’ chief executive officer or other designee of the Sellers the status of the operations of the Business.

Section 3.2        Billing, Collections and Payments.

(a)        Commencing on the Effective Date, the Buyer shall assume responsibility for billing customers of the Business for services rendered during the Term, including bills related to services rendered, but unbilled, prior to the Effective Date. In this connection, the Buyer shall issue invoices on behalf of the Sellers in accordance with the Sellers’ existing billing policies to Sellers’ customers and instruct such customers to make payment to and in the name of a segregated bank account established by Buyer for collecting all payments from Sellers’ customers and Sellers shall instruct all banking institutions at which it maintains accounts to direct any customer payments on billings issued by the Buyer to the segregated bank account established by Buyer.

(b)        The Buyer also hereby agrees to pay all actual costs and expenses of the ongoing operations of the Business related to the Acquired Assets arising after the Effective Date and during the Term. If the Asset Purchase Agreement is terminated without Closing of the transactions contemplated thereby, Buyer shall be entitled to recoup costs and expenses it advances to support the ongoing operations of the Business related to the Acquired Assets arising after the Effective Date only out of Monthly Interim Revenues, as defined below, and shall have no recourse against any of the Sellers to recoup its advances of any such costs and expenses.

(c)        The Buyer agrees to collect, on behalf of the Sellers, all accounts receivable related to the Business outstanding as of the Effective Date and all accounts receivable arising from the bills rendered by the Buyer pursuant to the terms of this Agreement (collectively, the “Accounts Receivable”). On or before the fifth day of June 2005, and on or before the fifth day of each month thereafter during the Term, the Buyer shall furnish the Sellers with a detailed statement of all revenues received from Sellers’ accounts receivable during the prior month (the “Monthly Interim Revenues”), together with a detailed statement of all the Buyer’s Costs (as that term is defined below) paid by Buyer for the provisioning of service to Sellers’ customers. The detailed statements described in this Section 3.2(c) shall be accompanied by payment by Buyer to the Sellers, in a bank account designated by the Sellers, of an amount equal to the payroll and benefit expense of Sellers’ employees from the Effective Date through the earlier of the date of termination and May 30, 2005, plus the Monthly Interim Revenues less the sum of (a) the Buyer’s Costs and (b) the Management Fee described below. For the purposes of this Agreement, the term “Buyer’s Costs” shall mean actual costs and expenses of the ongoing operations of the Business (including the payroll and benefits expense of Sellers’ employees, including employer matching contributions payable with respect to the 401(k) plan, paid by Buyer to Sellers) and all of the accounts payable of the Business outstanding as of the Effective Date that are included in the Assumed Liabilities.

Section 3.3       Management Fee.   In consideration for Buyer’s management of the Business related to the Acquired Assets pursuant to this Agreement, the Buyer shall receive a monthly management fee equal to fifteen percent (15%) of the Monthly Interim Revenues (the “Management Fee”); provided, that the Monthly Interim Revenues for the applicable month exceed the sum of (a) the Buyer’s Costs and (b) the Management Fee. In no event shall the Sellers be liable for the payment of the Management Fee, and Buyer may not withhold an amount equal to the monthly Management Fee, should the Monthly Interim Revenues be less than the sum of (a) the Buyer’s Costs and (b) the Management Fee.

Section 3.4       Compliance with Applicable Laws and Regulations.   The Sellers and the Buyer desire that this Agreement and the obligations performed hereunder be in full compliance with (i) all applicable rules, regulations and policies of the FCC; (ii) the Communications Act of 1934, as amended (the “Act”), 47 U.S.C. § 151, et seq., and (iii) any other applicable federal, state and local law or regulation. If the FCC or any state body of competent jurisdiction determines that any provision of this Agreement violates any applicable rules, regulations, or policies, both Parties shall make reasonable efforts to immediately bring this Agreement into compliance, consistent with the terms of this Agreement.

Section 3.5       Ongoing Rights and Obligations of the Sellers.   The Buyer acknowledges and agrees that the Sellers have certain rights and obligations pursuant to its state regulatory licenses with respect to the use of the various operations authorized there under, which include compliance with the rules, regulations, and policies of the state regulatory commissions. As a result, the Buyer’s management of the Business related to the Acquired Assets is not intended to diminish or restrict the Sellers’ compliance with its obligations before any Governmental Entity, and this Agreement shall not be construed to interfere with the Seller’s ability to comply with the rules, regulations or directives of any Governmental Entity.

Section 3.6       Access.   Buyer shall grant to Sellers and their representatives (which term shall be deemed to include its independent accountants and counsel) reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the business activities of the Buyer, to all of the employees, properties, books, records, operating instructions and procedures, and all other information with respect to the Business related to the Acquired Assets as the Sellers may from time to time reasonably request in order to ensure compliance in all material respects with applicable federal and state rules and regulations and with this Agreement.

Section 3.7       Service to Customers.   During the Term, the Buyer shall be responsible for providing a minimum level of care to Sellers’ customers of the Business related to the Acquired Assets and shall provide services in compliance with the Sellers’ existing tariffs and service contracts, and all applicable law, including, without limitation, tariffs in effect from time to time. The Buyer shall perform the management of the Business related to the Acquired Assets during the Term in a professional manner and in accordance with applicable professional or industry standards. Notwithstanding any thing to the contrary contained herein or in the Asset Purchase Agreement, the Buyer shall have no obligation hereunder to maintain service to any customer if the termination of such service is the consequence of actions by a third party which is not the result of a breach by the Buyer of its obligations hereunder.

Section 3.8       Use of Tradenames.   The Buyer shall be entitled to use the brand name and other trademarks of the Sellers in its management of the Business related to the Acquired Assets then being managed by the Buyer hereunder during the Term.

Section 3.9       Employees.   Sellers shall not terminate any of their employees prior to May 30, 2005 without Buyer’s prior approval. Sellers shall direct their employees to operate under the direction of Buyer, but in no event shall any of Sellers’ employees become employees of Buyer until they become Accepting Employees. Sellers hereby authorize Buyer to terminate on behalf of Sellers’ one or more of Sellers’ employees at any time as Buyer may reasonably determine. With respect to terminated employees, Sellers shall pay to them the pay value of all accrued and unused vacation as of the date of termination, and a severance payment in an amount equal to (i) for a salaried Terminated Employee, two weeks salary based on his or her salary for the month of April 2005, or (ii) for an hourly Terminated Employee, 80 work hours at his or her hourly pay rate on April 15, 2005. Payment of accrued and unused vacation is an Assumed Liability to be paid by Buyer to Sellers for payment to terminated employees, and severance payments are a payroll expense included in Buyer’s Costs. All payroll, withholding, and benefit payments shall be made by Sellers to their employees in accordance with their customary practices. Sellers shall not increase the rate of pay or make any other change in the employment terms or arrangements with any employee without the prior written consent of Buyer.

ARTICLE IV

OBLIGATION TO RENEGOTIATE

In the event of any order or decree of an administrative agency or court of competent jurisdiction that would cause this Agreement to be invalid or violate any applicable law, and such order or decree has become effective and has not yet been stayed, the parties will use their respective best efforts and negotiate in good faith to modify this agreement to the minimum extent necessary so as to comply with such order or decree without material economic detriment to either party and this Agreement, as so modified, shall then continue in full force and effect.

ARTICLE V

MISCELLANEOUS

Section 5.1       Amendment and Modification.   This Agreement may be amended, modified or supplemented only by written agreement of the Sellers and the Buyer.

Section 5.2       Waiver of Compliance; Consents.   Except as otherwise provided in this agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

Section 5.3       Notices.   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any of Sellers	Telephone Electronics Corporation

Attn: Bob Healea, Chief Financial Officer

236 E. Capitol Street

Jackson, MS 39201

Telephone: (601) 354-9070

Fax No.: (601) 352-1394

Email: bhealea@tec.com

If to Buyer:	UCN, Inc.

Attn: Paul Jarman, President

14870 Pony Express Road

Bluffdale, UT 84065

Telephone: (801) 715-5020

Fax No.: (801) 715-5022

Email: pj@ucn.net

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 5.4       Power of Attorney.   Each of the Sellers hereby irrevocably makes, constitutes, and appoints the Buyer (and any of the Buyer’s officers, employees, or agents designated by the Buyer) as its true and lawful attorney, with power to (a) to sign the name of the Sellers on any invoice or notices to customers, (b) send requests for verification of accounts receivable, (c) endorse the Sellers’ name on any checks, notes, instruments, and other items of payment that may come into the Buyer’s possession and (d) settle and adjust disputes and claims respecting accounts payable directly with customers, for amounts and upon terms that the Buyer determines to be reasonable, and the Buyer may cause to be executed and delivered any documents and releases that the Buyer determines to be necessary. The appointment of the Buyer as the Sellers’ attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable during the Term of this agreement.

Section 5.5       Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 6.5 shall be null and void and shall not bind or be recognized by either the Sellers or the Buyer.

Section 5.6       Third-Party Beneficiaries; Limitation of Liability.   Nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

Section 5.7       Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.8       Governing Law.   This agreement shall be governed by and construed in accordance with the laws of the State of Utah (regardless of the laws that might otherwise govern under applicable Utah principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 5.9       Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.10        Entire Agreement.   This Agreement and the Asset Purchase Agreement (including the Exhibits and Schedules) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 5.11       Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this agreement.

Section 5.12       No Partnership or Joint Venture Created.   Nothing in this Agreement shall be construed or interpreted to make the Buyer and the Sellers partners or joint venturers, or to make one an agent or representative of the other, or to afford any rights to any third party other than as expressly provided herein. None of the Buyer and the Sellers is authorized to bind the other to any contract, agreement or understanding.

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement effective the day and year first written above.

By:	/s/

    Paul Jarman, as President of:

    UCN, Inc.

By:	/s/

Joseph D. Fail, as President of:

Telephone Electronics Corporation

Transtel Communications, Inc.

Tel-America of Salt Lake City, Inc.

Extelcom, Inc.

Communication Recovery Services, Inc.

National Network Corporation